Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Patrick H. Hawkins
January 30, 2013 Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, MN 55413	Chief Executive Officer 612/617-8524 Patrick.Hawkins@HawkinsInc.com Kathleen P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2013 RESULTS

Minneapolis, MN, January 30, 2013 – Hawkins, Inc. (Nasdaq: HWKN) today announced third quarter and nine months results for fiscal 2013. Sales of $85.5 million for the quarter ended December 30, 2012 represented an increase of 1.6% from $84.2 million in sales for the same period of the prior year. Adjusted net income from continuing operations was $5.8 million, or $0.56 per share, fully diluted. Adjusted net income from continuing operations for the three months ended December 30, 2012 excludes a pre-tax charge of $7.2 million (approximately $4.5 million after tax, or $0.43 per share, fully diluted) related to our anticipated withdrawal from a collectively bargained multiemployer pension plan during the third quarter of fiscal 2013. Including the pension withdrawal charge, net income from continuing operations for the third quarter of fiscal 2013 was $1.3 million, or $0.13 per share, fully diluted, compared to net income from continuing operations for the same period of fiscal 2012 of $5.3 million, or $0.51 per share, fully diluted (see reconciliation table).

For the nine months ended December 30, 2012, Hawkins, Inc. reported sales of $262.8 million as compared to sales of $260.6 million for the same period a year ago. Adjusted net income from continuing operations for the first nine months of fiscal 2013 was $19.4 million, or $1.85 per share, fully diluted, compared to adjusted net income from continuing operations of $18.4 million or $1.76 per share, fully diluted, for the first nine months of fiscal 2012. Fiscal 2013 adjusted earnings exclude pretax charges totaling $10.4 million (approximately $6.5 million after tax, or $0.62 per share, fully diluted), consisting of the pension withdrawal charge as well as a previously announced litigation settlement charge. Including these charges, net income from continuing operations for the first nine months of fiscal 2013 was $12.9 million, or $1.23 per share, fully diluted (see reconciliation table).

“While we enjoyed significant sales growth in our Water Treatment segment, increased sales of lower-margin commodity products negatively impacted our margins,” said Patrick Hawkins, Chief Executive Officer and President. “Recognizing that our business has gone through similar cycles in the past, our Industrial segment continued to experience heightened competition, resulting in slightly lower sales and margins compared to the prior year.” Mr. Hawkins continued, “We also recorded a charge that negatively impacted our results for the quarter related to our anticipated withdrawal from a collectively bargained multiemployer pension plan. The liability had increased significantly over the last few years, and we are pleased that our withdrawal will help to mitigate that risk going forward. In addition, we are excited that the build-out of our new Rosemount facility is progressing well and we continue to target the end of fiscal 2013 for the start of production at this site.”

For the quarter, Industrial segment sales were $63.1 million, a decrease of 1.0% from third quarter fiscal 2012 sales of $63.7 million. The decrease was primarily due to a shift in product mix to more bulk products, which carry lower per-unit selling prices. Water Treatment segment sales were $22.4 million for the quarter, an increase of 9.8% over last year’s third quarter sales of $20.4 million. The increase in sales was primarily due to volume growth of lower-priced commodity products.

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HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2013 RESULTS

January 30, 2013

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Company-wide gross profit for the quarter was $8.1 million, or 9.5% of sales, compared to $15.7 million, or 18.6% of sales, for the same period in the prior year. Gross profit was negatively impacted primarily by the pension withdrawal charge of $7.2 million. The LIFO method of valuing inventory decreased gross profit by $0.1 million for the three months ended December 30, 2012 whereas it increased gross profit by $0.6 million for the three months ended January 1, 2012. Gross profit for the Industrial segment was $2.6 million, or 4.2% of sales, for the quarter, as compared to $10.2 million, or 16.0% of sales, for the same period in fiscal 2012. Gross profit in this segment was negatively impacted primarily by the pension withdrawal charge and by incremental expenses of $0.3 million related to the new Rosemount facility. Gross profit for the Water Treatment segment was $5.5 million, or 24.5% of sales, for the quarter, as compared to $5.5 million, or 26.8% of sales, for the same period in fiscal 2012. Gross profit as a percentage of sales for this segment was negatively impacted by a shift in product mix to sales of more lower-margin commodity products.

Company-wide SG&A expenses of $7.6 million increased $0.5 million for the quarter as compared to the same period of the prior year primarily as a result of higher selling costs due to additional sales staff expenses.

Our effective income tax rate was 33.4% for the nine months ended December 30, 2012, compared to 38.0% for the nine months ended January 1, 2012. The effective tax rate is generally impacted by projected levels of taxable income, permanent items, and state taxes. The reduction in our effective tax rate in the current fiscal year is primarily due to a $0.8 million non-recurring increase in the benefits recorded related to the domestic manufacturing deduction and investment tax credits.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.

Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

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HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2013 RESULTS

January 30, 2013

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A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three months ended December 30, 2012			Three months ended January 1, 2012
	Income from			Income from
	continuing	Income from		continuing	Income from
	operations	continuing	Diluted	operations	continuing	Diluted
	before income	operations,	earnings per	before income	operations,	earnings per
(In thousands, except share and per share data)	taxes	net of tax	share (1)	taxes	net of tax	share (2)
As Reported	$544	$1,348	$0.13	$8,542	$5,285	$0.51
Add Impact of Litigation Settlement	—	—	—	—	—	—
Add Impact of Pension Withdrawal	7,210	4,485	0.43	—	—	—

As Adjusted	$7,754	$5,833	$0.56	$8,542	$5,285	$0.51

(1)	10,535,549 shares used in calculating earnings per share.
(2)	10,410,533 shares used in calculating earnings per share.

	Nine months ended December 30, 2012			Nine months ended Janaury 1, 2012
	Income from			Income from
	continuing	Income from		continuing	Income from
	operations	continuing	Diluted	operations	continuing	Diluted
	before income	operations,	earnings per	before income	operations,	earnings per
(In thousands, except share and per share data)	taxes	net of tax	share (3)	taxes	net of tax	share (4)
As Reported	$19,429	$12,943	$1.23	$29,611	$18,356	$1.76
Add Impact of Litigation Settlement	3,200	1,990	0.19	—	—	—
Add Impact of Pension Withdrawal	7,210	4,485	0.43	—	—	—

As Adjusted	$29,839	$19,418	$1.85	$29,611	$18,356	$1.76

(3)	10,528,150 shares used in calculating earnings per share.
(4)	10,403,711 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS

THIRD QUARTER, NINE MONTHS FISCAL 2013 RESULTS

January 30, 2013

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HAWKINS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Sales	$85,527	$84,160	$262,786	$260,624
Cost of sales	(70,191)	(68,481)	(212,947)	(208,268)
Pension withdrawal	(7,210)	—	(7,210)	—

Gross profit	8,126	15,679	42,629	52,356
Selling, general and administrative expenses	(7,617)	(7,163)	(23,299)	(22,864)

Operating income	509	8,516	19,330	29,492
Investment income	35	26	99	119

Income from continuing operations before income taxes	544	8,542	19,429	29,611
Income tax provision benefit (expense)	804	(3,257)	(6,486)	(11,255)

Income from continuing operations	1,348	5,285	12,943	18,356
Income from discontinued operations, net of tax	—	267	18	824

Net income	$1,348	$5,552	$12,961	$19,180

Weighted average number of shares outstanding-basic	10,474,214	10,332,480	10,454,669	10,320,810

Weighted average number of shares outstanding-diluted	10,535,549	10,410,533	10,528,150	10,403,711

Basic earnings per share
Earnings per share from continuing operations	$0.13	$0.51	$1.24	$1.78
Earnings per share from discontinued operations	—	0.03	—	0.08

Basic earnings per share	$0.13	$0.54	$1.24	$1.86

Diluted earnings per share
Earnings per share from continuing operations	$0.13	$0.51	$1.23	$1.76
Earnings per share from discontinued operations	—	0.02	—	0.08

Diluted earnings per share	$0.13	$0.53	$1.23	$1.84

Cash dividends declared per common share	$—	$—	$0.34	$0.32

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